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                                                                     Exhibit 3.5

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              ROCKFORD CORPORATION



                  1. The name of the corporation is ROCKFORD CORPORATION.

                  2. The amendment adopted by action of the directors and stockholders is to amend the corporation's articles of incorporation as follows:

                  Amend Article IV so that it reads in its entirety as follows:

                  The corporation shall have authority to issue 20,000,000 shares of common stock of the par value of $.01 per share.

                  Amend Article V by replacing the final sentence at the conclusion of existing Article V with the following new sentences:

                  The number of persons to serve on the board of directors, the means of electing them, and their terms of office will be fixed in, or in the manner established by, the bylaws; however, only the board of directors by a two-thirds vote of all directors may increase the number of directors. Only the Board of Directors may fill a vacancy on the Board of Directors, unless the vacancy is for an office elected by a voting group of shareholders and, in that case, only that voting group may fill the vacancy. The shareholders may remove a director from the Board of Directors only for cause.

                  Amend Article VI by adding the following new sentence immediately before the existing text of Article VI:

                  The corporation is required to indemnify each of its directors and officers to the fullest extent permissible under the provisions of Arizona Revised Statutes Title 10, Chapter 8,
                  Article 5 or any successor or amended statute.

                  Add a new Article IX to read as follows:

                                   ARTICLE IX

                  A director of this corporation is not personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. This article does not eliminate or limit the liability of a director for any conduct described in clauses (a) through (d) of Arizona Revised Statutes Section 10-202.B. 1. If the Arizona Corporation Law is amended to
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authorize further elimination or limitation of the liability of a director, then the liability of a director of the corporation will automatically be eliminated or limited to the fullest extent permitted by the Arizona Corporation Law as so amended. Any repeal or modification of this article may not increase the liability of a director of the corporation arising out of acts or omissions occurring before the repeal or modification becomes effective.

                  Add a new Article X to read as follows:

                                    ARTICLE X

         Approval of an amendment to these articles of incorporation requires an affirmative vote of two-thirds of the shareholders present and voting at a meeting of the shareholders at which a quorum is present. Approval of an amendment to the bylaws of the corporation requires an affirmative vote of (a) the board of directors or (b) two-thirds of the shareholders present and voting at a meeting of the shareholders at which a quorum is present.


                  3. The date of adoption of the amendment by the shareholders was May 17, 1999.

                  4. The number of shares of the corporation outstanding and the number of shares entitled to vote thereon were 1,093,218.


                  5. The number of shares voting in favor of adopting the amendment was 1,011,451 and the number of shares voting against the adoption was zero (0).

                                    DATED as of 17 day of May, 1999.

                                       ROCKFORD CORPORATION



                                       By      /s/
                                         --------------------------------------
                                         W. Gary Suttle, President



                                       By       /s/
                                         --------------------------------------
                                         James M. Thomson,Assistant Secretary

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STATE OF ARIZONA                )
                                ) ss
County of Maricopa              )

The foregoing instrument was acknowledged before me this 17 day of May, 1999, by
W. Gary Suttle, President of ROCKFORD CORPORATION, an Arizona corporation, on behalf of the corporation.

                                       ----------------------------------------
                                       Notary Public


STATE OF ARIZONA                )
                                ) ss
County of Maricopa              )

The foregoing instrument was acknowledged before me this 17 day of May, 1999, by James M. Thomson, Assistant Secretary of ROCKFORD CORPORATION, an Arizona corporation, on behalf of the corporation.

                                       ----------------------------------------
                                       Notary Public

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